EXHIBIT 10.4
[Form of Transaction Continuity Award Letter]
This Attachment A is communicated exclusively to [Employee] for the express purpose of outlining the Transaction Continuity Award offered to key staff members of Remy International, Inc. (“Remy” or the “Company”).
The following is intended as review of employment terms and specific financial rewards, the terms and conditions for payment, your rights in the program and Remy’s expectations of you in recognition of your past accomplishments and anticipated contributions in the future.

1.
Employment. The Company expects that your employment either with Remy or, in the event of the sale of the Company to a new owner, will continue through the Retention Period. You understand that your employment with the Company is “at-will,” meaning that is may be terminated by either you or the Company at any time, for any reason. Nothing contained in this Attachment A shall change your status as an at-will employee of the Company.

2.
Transaction Continuity Award (the “Award”) and Retention Period. The Retention Period runs through June 30, 2016 at which time you shall be entitled to a cash payment of the Award in the amount of $[ ], less applicable tax withholding. The Award will be paid on the first payroll cycle in July, 2016.

a.
You shall not be entitled to any portion of the Award should you voluntarily leave employment with Remy on or before June 30, 2016 without Good Reason (as defined below) or be Terminated for Cause (as defined below) on or before June 30, 2016.

b.
Upon your death, or disability which prevents you from working, on or before June 30, 2016, you or your estate shall be entitled to a pro-rata share of your Award based on the number of days elapsed from the date of this letter through the date of death or disability.

c.	The Award shall not be treated as wages or salary for purposes of calculating 401 (k) matching benefits, and shall specifically be excluded from such calculations.

d.	This Attachment A and the Award discussed herein is an exclusive benefit and, as such, is offered separately and distinctly from any and all other bonus plans.

3.
Resignation. If, during the Retention Period, any of the following occur (“Good Reason”) you may voluntarily leave the employment of Remy. Your departure under these conditions shall be treated as an involuntary termination without cause, which will entitle you to immediate payment in full of the     Award as described above. As used herein, “Good Reason” shall mean Remy fails to make any payment due to you or required to be made on your behalf (under this Attachment A or otherwise) within two pay periods of when due.

4.
Termination for Cause. Remy reserves the right to terminate your employment for cause at any time during the Retention Period. “Termination for Cause” means (A) commission by you of any crime involving an act or acts of dishonesty that constitute a felony and result or were intended to result directly or indirectly in gain to or personal enrichment of you or your engaging in misconduct that constitutes a serious felony, or (B) material willful neglect of job duties in the course or your employment (and for purposes of this Attachment A “neglect” shall be defined as not using efforts and devoting time to job duties consistent with your past practices in all material respects), which is not cured with ten (10) days of receipt of written notice from Remy. Termination for Cause will result in your ineligibility for any payments outlined herein.

5.
Termination Without Cause. Remy reserves the right to terminate your employment without Cause at any time. You understand that our employment with the Company is “at-will,” meaning that it may be terminated by either party at any time for any reason. Nothing contained in this Attachment A shall change your status as an at-will employee of the Company. If you are terminated without Cause, in accordance with this paragraph, you will receive all retention monies outlined below payable in cash immediately upon termination.

6.
Benefits. You will retain all rights under any employee benefit plan or program, including but not limited to (A) the Remy Salaried Plan; (B) the Remy Salaried 401 (k) Plan; (C) the Remy Medical Plan and the Remy Dental Plan; (D) any Company provided insurance policies; (E) the Remy Salaried Employee Severance Pay Plan; (F) rights under this Attachment A.

REMY INTERNATIONAL INC.
By:
Name:	John J. Pittas
Title:	President and Chief Executive Officer

EMPLOYEE
By:
Name:
Title: